EXHIBIT 5.1

345 Park Avenue New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

July 8, 2022

GEE Group, Inc.

7751 Belfort Parkway Suite 150

Jacksonville, FL32256

Ladies and Gentlemen:

We have served as counsel to GEE Group Inc., an Illinois corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering the issuance of 14,000,000 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”) of the Company, pursuant to awards granted under the Company’s 2013 Incentive Stock Plan, as amended (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, is it our opinion that the Shares are duly authorized and, when issued and delivered pursuant to and in accordance with the terms of the Plan and the awards granted under the Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Illinois Business Corporation Act.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

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